UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

SWITCH & DATA FACILITIES COMPANY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy statement, if other than Registrant)

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SWITCH & DATA FACILITIES COMPANY, INC.

Notice of Annual Meeting of Stockholders

To Be Held June 18, 2008

Dear Stockholder:

On Wednesday, June 18, 2008, Switch & Data Facilities Company, Inc. (“Switch & Data”) will hold its 2008 Annual Meeting of Stockholders at the Tampa Marriott Westshore, 1001 North Westshore Boulevard, Tampa, Florida 33607. The Board of Directors cordially invites all stockholders to attend the meeting which will begin at 11:30 a.m., Eastern Time.

We are holding this meeting to:

1.	Elect three Class II directors to hold office for a three-year term expiring in 2011;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as Switch & Data’s independent registered public accountants for the fiscal year ending December 31, 2008; and

3.	Attend to other business properly presented at the meeting.

Your Board of Directors has selected April 21, 2008 as the record date for determining stockholders entitled to vote at the meeting.

We have elected to take advantage of new Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe that the new rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

If you need further assistance, please contact Switch & Data’s Investor Relations at 866-797-2633.

BY ORDER OF THE BOARD OF DIRECTORS

Clayton Mynard
Vice President, General Counsel and Secretary

Tampa, Florida

May 6, 2008

QUESTIONS AND ANSWERS

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:	In accordance with rules and regulations recently adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we may now furnish proxy materials, including this Proxy Statement and the Switch & Data 2008 Annual Report to Stockholders, by providing access to such documents on the Internet. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, a notice (the “Notice”) was mailed to most of our stockholders which will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q:	Why am I receiving these materials?

A:	Switch & Data’s Board of Directors (the “Board”) is soliciting your proxy on behalf of Switch & Data to vote your shares at the Annual Meeting. This proxy statement summarizes information that we are required to provide to you under the rules of the SEC and which is designed to assist you in voting.

Q:	When is the Annual Meeting and where will it be held?

A:	The Annual Meeting will be held on Wednesday, June 18, 2008 at 11:30 a.m., Eastern Time, at the Tampa Marriott Westshore, 1001 North Westshore Boulevard, Tampa, Florida 33607. A valid driver’s license or other picture I.D. is required for entry to the meeting.

Q:	What may I vote on?

A:	The election of three Class II directors to hold office for a three-year term expiring in 2011 and the ratification of the appointment of PricewaterhouseCoopers LLP as Switch & Data’s independent registered public accountants for the fiscal year ending December 31, 2008.

Q:	How does Switch & Data’s Board recommend I vote on the proposals?

A:	The Board recommends a vote FOR each of the proposals.

Q:	Who is entitled to vote?

A:	Only those who owned Switch & Data common stock at the close of business on April 21, 2008 (the “Record Date”) are entitled to vote at the Annual Meeting.

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to submit your proxy by either: (1) using the toll-free telephone number set forth below; (2) using the Internet website set forth below; or (3) if you request printed copies of proxy materials, you can also vote by mail. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR each of the proposals.

Q:	Can I change my vote?

A:	Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by:

(1)	notifying Switch & Data’s Secretary that you have revoked your proxy;

(2)	voting in person;

(3)	returning a later-dated proxy card;

(4)	voting through the Internet at www.voteproxy.com at a later date; or

(5)	voting through the toll-free telephone number by calling 1-800-PROXIES (1-800-776-9437) at a later date.

Q:	How many shares can vote?

A:	As of the Record Date, 34,312,861 shares of Switch & Data common stock were issued and outstanding. Every holder of Switch & Data common stock is entitled to one vote for each share held.

Q:	What is a “quorum”?

A:	The holders of a majority of the voting power of Switch & Data’s issued and outstanding stock entitled to vote at the meeting, present in person or represented by proxy shall constitute a quorum. There must be a quorum for the meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention. If a broker, bank, custodian, nominee or other record holder of Switch & Data common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present and considered part of a quorum but will not be counted in the tally of votes FOR or AGAINST a proposal.

Q:	What is the required vote for the proposals to pass?

A:	With regard to the proposal for the election of directors, the required vote is a plurality of the votes cast at a meeting at which a quorum is present. With regard to the proposal for the ratification of the appointment of PricewaterhouseCoopers LLP as Switch & Data’s independent registered public accountants for the fiscal year ending December 31, 2008, the proposal must receive the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of Switch & Data entitled to vote, present in person or represented by proxy.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to Clayton Mynard, Switch & Data’s Vice President, General Counsel and Secretary and George Pollock, Jr., Switch & Data’s Senior Vice President and Chief Financial Officer, or either of them, to vote on such matters at their discretion.

Q:	How are my shares voted if I submit a proxy but do not specify how I want to vote?

A:	If you submit a properly executed proxy card or complete the telephone or Internet voting procedures but do not specify how you want to vote, your shares will be voted FOR the election of each of the nominees for director and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Switch & Data’s independent registered accountants for the fiscal year ending December 31, 2008, and in the discretion of the persons named as proxies on all other matters that may be brought before the meeting.

Q:	How do I vote using the telephone or the Internet?

A:

Stockholders eligible to vote at the Annual Meeting may vote on the internet at the following address on the World Wide Web: www.proxyvote.com. The Internet can be used to transmit voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Stockholders should have their proxy card in hand when accessing the web site.

Stockholders eligible to vote at the Annual Meeting may also vote by phone. Stockholders may use any touch-tone telephone to call 1-800-690-6903 and transmit voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Again, stockholders should have their proxy card in hand when calling.

Stockholders voting via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which the stockholder must bear.

Please note that the method of voting used will not affect your right to vote in person should you decide to attend the Annual Meeting. Also, please be aware that Switch & Data is not involved in the operation of either of the voting procedures described above and cannot take responsibility for any access or Internet service interruptions that may occur or any inaccuracies, erroneous or incomplete information that may appear.

Q:	When are the stockholder proposals for the next Annual Meeting of Stockholders due?

A:	All stockholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Clayton Mynard, Secretary, Switch & Data Facilities Company, Inc., 1715 North Westshore Boulevard, Suite 650, Tampa, Florida 33607, no earlier than November 10, 2008 and no later than January 7, 2009. In addition, the proxy solicited by the Board for the 2009 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we are provided with written notice of such proposal by March 23, 2009.

Q:	Who will pay for this proxy solicitation?

A:	We will pay all the costs of soliciting these proxies, except for costs associated with individual stockholder use of the Internet and telephone. In addition to mailing proxy solicitation material, our directors and employees may solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

PROPOSALS ON WHICH YOU MAY VOTE

PROPOSAL 1. ELECTION OF DIRECTORS

The Board currently has eight directors who are divided into three classes serving staggered three-year terms. The current terms of the three classes of directors expire in 2010 (Class I directors), 2008 (Class II directors), and 2009 (Class III directors). At the Annual Meeting, you and the other stockholders will elect three individuals to serve as directors until the 2011 Annual Meeting. The Board has nominated George Kelly, Arthur Matin, and Michael Sileck, who are all current members of the Board, to stand for re-election at the Annual Meeting for Class II director seats. Pursuant to The NASDAQ Marketplace Rules and the applicable SEC rules, the Board determined that each of these nominees is independent. Detailed information on each nominee is provided under the heading Directors and Executive Officers.

The individuals named as proxies will vote the enclosed proxy for the election of George Kelly, Arthur Matin, and Michael Sileck unless you direct them to withhold your votes. If any nominee becomes unable or unwilling to stand for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting for the original nominee will be cast for the substituted nominee.

Vote Required

The three nominees for election as Class II directors will be elected at the meeting by a plurality of all the votes cast at the meeting (so long as a quorum is present at the meeting), meaning that the three nominees for Class II directors who receive the most votes will be elected. A properly executed proxy marked to withhold authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

Information About the Board of Directors and Committees

The Board has determined that the following members of the Board are independent pursuant to Rule 4200(a)(15) of The NASDAQ Marketplace Rules and the applicable SEC rules: Kathleen Earley, George Kelly, William Luby, Arthur Matin, G. Michael Sievert, Michael Sileck, and M. Alex White. The Board has determined that Keith Olsen, who is a Switch & Data officer, is not independent.

The Board met ten times during 2007. Each director attended at least 75 percent of the aggregate of (a) the total number of meetings of the Board held during the period when he or she was a director; and (b) the total number of meetings held by all committees of the Board on which he or she served during the period when he or she was a director.

The Board encourages, but does not require, all directors and director nominees to attend the Annual Meeting. Three of Switch & Data’s directors attended the 2007 Annual Meeting.

Board Committees

The Board has established an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The Board may also establish such other committees as it deems appropriate, in accordance with applicable law and regulations and Switch & Data’s amended certificate of incorporation and amended and restated by-laws.

Audit Committee

Our Audit Committee consists of M. Alex White, Arthur Matin and Michael Sileck. Mr. White acts as the chairman of the Audit Committee. All members are “independent” as defined under and required by the federal securities laws and The NASDAQ Marketplace Rules, and the Board has determined that Messrs. White and Sileck are “audit committee financial experts,” as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934. The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, PricewaterhouseCoopers LLP. In addition, approval of the Audit Committee is required prior to our entering into any related-party transaction. It is also responsible for “whistle-blowing” procedures and certain other compliance matters.

The Audit Committee met four times during 2007, and its charter can be located on our website at www.switchanddata.com.

Compensation Committee

Our Compensation Committee currently consists of Arthur Matin, George Kelly and G. Michael Sievert (William Luby also served on the Compensation Committee during 2007), each of whom is independent within the meaning of Rule 4200(a)(15) of The NASDAQ Marketplace Rules. Mr. Matin acts as the chairman of the Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board regarding the compensation and benefits of Switch & Data’s executive officers. The Compensation Committee also administers the issuance of stock options and other awards under Switch & Data’s stock plans and establishes and reviews policies relating to the compensation and benefits of Switch & Data’s employees and consultants. The Compensation Committee is authorized by its charter to form and delegate authority to subcommittees when appropriate. See “Compensation Discussion and Analysis” and “Compensation Committee Report.”

The Compensation Committee met six times during 2007, and its charter can be located on our website at www.switchanddata.com.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee establishes procedures for the nominating process, recommends candidates for election to the Board and nominates officers for election by the Board. This Committee’s purpose is also to encourage and enhance communication among independent directors.

The current members of the Corporate Governance and Nominating Committee are Kathleen Earley, George Kelly, William Luby, Arthur Matin, G. Michael Sievert, Michael Sileck, and M. Alex White, each of whom is independent within the meaning of Rule 4200(a)(15) of The NASDAQ Marketplace Rules. Mr. Luby acts as the chairman of the Corporate Governance and Nominating Committee. As set forth in the general guidelines established pursuant to its charter, the Corporate Governance and Nominating Committee seeks to identify potential directors who will: (a) bring to the Board a variety of experience and backgrounds, (b) bring substantial senior management experience, financial expertise, and such other skills that would enhance the Board’s effectiveness and (c) represent the balanced, best interests of our stockholders as a whole. In selecting nominees, the Corporate Governance and Nominating Committee assesses independence, character and integrity, potential conflicts of interest, experience, and the willingness to devote sufficient time to carrying out the responsibilities of a director. The Corporate Governance and Nominating Committee has the authority to retain a search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms.

The Corporate Governance and Nominating Committee will consider nominees for the Board that are proposed by our stockholders. The same identifying and evaluating procedures will apply to all candidates for director nomination, including candidates submitted by stockholders. Any stockholder who wishes to recommend a prospective nominee for the Corporate Governance and Nominating Committee’s consideration may do so by providing the candidate’s name and qualifications in writing to Secretary, Switch & Data Facilities Company, Inc., 1715 North Westshore Boulevard, Suite 650, Tampa, Florida 33607. The Corporate Governance and Nominating Committee’s responsibilities are more fully set forth in a written charter that was adopted by the Corporate Governance and Nominating Committee and by the Board.

The Corporate Governance and Nominating Committee met four times during 2007, and its charter can be located on our website at www.switchanddata.com.

Communications with Board of Directors

Stockholders may communicate with the full Board or individual directors by submitting such communications in writing to Clayton Mynard, Secretary, Switch & Data Facilities Company, Inc., 1715 North Westshore Boulevard, Tampa, Florida 33607. Such communications will be delivered directly to the Board.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee do not have any interlocking relationships as defined under SEC regulations.

Code of Ethics

Switch & Data has adopted a Code of Ethics, that is applicable to all directors, executive officers, and employees. Such Code of Ethics can be located on our website at www.switchanddata.com.

Transactions with Related Persons

In 2007, there were no transactions with related persons of the type required to be disclosed pursuant to Item 404(a) of Regulation S-K adopted by the Securities and Exchange Commission.

Review, Approval or Ratification of Transactions with Related Persons

The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that decisions are based on considerations other than the best interests of Switch & Data and its stockholders. As a result, the Board prefers to avoid related party transactions. However, the Board also recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of Switch & Data and its stockholders. As a result, the Board has placed responsibility to review related party transactions with the Audit Committee, as indicated in the Audit Committee’s charter. The Audit Committee has the authority to approval all related party transactions that Switch & Data would be required to disclose in accordance with Item 404 of Regulation S-K. This review and approval takes into account whether the transaction is on terms that are not inconsistent with the best interests of Switch & Data and its stockholders. While the Board does not currently have a written related party transactions policy in which the Board evidences its policies and procedures regarding the review, approval or ratification of related party transactions, it is confident that the Audit Committee will adequately review and approve, ratify or deny all related party transactions, and all potential related party transactions, that could possibly be required to be disclosed in accordance with Item 404 of Regulation S-K.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP to audit the financial statements of Switch & Data for the fiscal year ending December 31, 2008, and to perform other appropriate services, subject to ratification by stockholders. PricewaterhouseCoopers LLP has audited the financial statements of Switch & Data (and Switch & Data’s predecessor entity, the “Predecessor”) since the period ended December 31, 1998. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

Vote Required

The appointment of PricewaterhouseCoopers LLP as Switch & Data’s independent registered public accountants for the fiscal year ending December 31, 2008 will be subject to ratification by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of Switch & Data entitled to vote thereon, present in person or represented by proxy (so long as a quorum is present at the meeting).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS SWITCH & DATA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

AUDIT COMMITTEE REPORT

Switch & Data Facilities Company, Inc.’s Audit Committee is composed of three directors, all of which the Board has determined to be independent for purposes of both Rules 4200(a)(15) and 4350(d) of The NASDAQ Marketplace Rules and the applicable SEC rules. The Audit Committee operates pursuant to the Audit Committee Charter posted on Switch & Data’s website (www.switchanddata.com).

With respect to Switch & Data’s 2007 fiscal year, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with Switch & Data’s management;

2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) and as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent auditors their independence from Switch & Data; and

4. Based on the review and discussions referred to in the above paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in Switch & Data’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. In performing its oversight responsibility, members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s considerations and discussions do not ensure that the audit of Switch & Data’s financial statements has been carried out in accordance with generally accepted auditing standards (GAAS) or that the financial statements are presented in accordance with generally accepted accounting principles in the United States of America (GAAP).

Submitted by the Audit Committee

M. Alex White (Chairman)

Arthur Matin

Michael Sileck

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such filings.

INDEPENDENT AUDITORS

Switch & Data’s consolidated financial statements for the year ended December 31, 2007 have been audited by PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has also been selected, subject to ratification by stockholders, to audit Switch & Data’s consolidated financial statements for the year ending December 31, 2008, and to provide review services for each of the quarters in the year ending December 31, 2008. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Stockholders in order to respond to appropriate questions and to make any other statement deemed appropriate.

Aggregate fees for professional services rendered for Switch & Data and the Predecessor, collectively, by PricewaterhouseCoopers LLP as of or for the years ended December 31, 2006 and 2007, were:

	December 31,
	2006	2007
Audit Fees	$1,815,099	$1,039,600
Audit Related Fees	—	—
Tax Fees	244,019	157,741
All Other Fees	1,690	1,690

Total Fees	$2,060,808	$1,199,031

Audit Fees for the years ended December 31, 2006 and 2007, respectively, were for professional services rendered for the audits of the consolidated financial statements of Switch & Data and the Predecessor, collectively, consents, income tax provision procedures, comfort letters and assistance with review of documents filed with the SEC (including Switch & Data’s S-1 Registration Statement).

Tax Fees for the years ended December 31, 2006 and 2007, respectively, were for services related to tax compliance, including the preparation of tax returns; and tax planning and tax advice, including assistance with tax audits and appeals.

All Other Fees for the years ended December 31, 2006 and 2007, respectively, were for accounting research software.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

In connection with rules adopted under the Sarbanes-Oxley Act of 2002, the Audit Committee has established a practice of pre-approving all services provided by PricewaterhouseCoopers LLP. The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided to the company by PricewaterhouseCoopers LLP. The policy: (i) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that PricewaterhouseCoopers LLP’s independence is not impaired; (ii) describes the audit, audit-related, tax and other services that may be provided and the non-audit services that may not be performed; and (iii) sets forth pre-approval requirements for all permitted services.

Under the policy, a schedule is presented annually to the Audit Committee outlining the types of services that are likely to be performed during the year. The Audit Committee, based upon the guidelines in the policy, selects the services from that schedule that will be generally pre-approved and attaches the list of services as an appendix to the policy. The Audit Committee then sets an annual fee limitation for generally pre-approved services. For 2007, that limit was set at $50,000. Any fees for the generally pre-approved services that exceed this fee limit must be specifically pre-approved. In addition, any services not on the list of general pre-approved services must be specifically pre-approved.

Each member of the Audit Committee has been delegated the authority to provide any necessary specific pre-approval, in the event that the full Audit Committee is not available. Any member of the Audit Committee who provides specific pre-approval must report such approval to the Audit Committee at its next meeting. To ensure compliance with the policy, a detailed report outlining all fees incurred for services provided by PricewaterhouseCoopers LLP is presented to the Audit Committee on a quarterly basis.

STOCK OWNERSHIP

The following table sets forth, as of April 21, 2008, certain information with respect to shares beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of Switch & Data’s outstanding shares of common stock, (ii) each of Switch & Data’s directors, (iii) each of Switch & Data’s executive officers, and (iv) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. Unless otherwise indicated, the address for each listed stockholder is c/o Switch & Data Facilities Company, Inc., 1715 N. Westshore Boulevard, Suite 650, Tampa, Florida, 33607.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage of Total
Keith Olsen(1)	636,908	1.8%
William Luby(2)(3)	5,451,612	15.9%
George Pollock, Jr.(4)	266,980	*
Ernest Sampera(5)	114,493	*
William Roach(6)	199,578	*
Charles Browning(7)	86,919	*
Ali Marashi(8)	17,500	*
Clay Mynard(9)	37,172	*
Kathleen Earley(10)	64,806	*
George Kelly(2)(11)	6,832,035	19.9%
Arthur Matin(12)	60,806	*
G. Michael Sievert(13)	5,000	*
Michael Sileck(13)	5,000	*
M. Alex White(14)	16,250	*
All directors and executive officers as a group(14 persons)	13,795,059	39.1%
The CapStreet Group(11)	6,822,035	19.9%
Seaport Capital(3)	5,441,612	15.9%
Columbia Wanger Asset Management, L.P.(15)(16)	2,495,000	7.3%

*	less than 1%

(1)	Includes 636,908 options that are exercisable within 60 days of April 21, 2008.

(2)	Includes 10,000 options that are exercisable within 60 days of April 21, 2008.

(3)

The shares beneficially owned by “Seaport Capital” include 3,218,627 shares (9.4%) owned of record by Seaport Capital Partners II, L.P. (“Seaport Partners”), 68,232 shares (0.2%) owned of record by Seaport Investments, LLC (“Seaport Investments”), 1,646,745 shares (4.8%) owned of record by CEA Capital Partners USA, LP (“CEA”) and 508,008 shares (1.5%) owned of record by CEA Capital Partners USA CI, LP (“CEA CI”). The general partner of Seaport Partners is CEA Investment Partners II, LLC. CEA Investment Partners II, LLC is controlled by Seaport Associates, LLC, which is controlled by William Luby and James Collis. Seaport Investments is controlled by Mr. Luby and Mr. Collis. CEA and CEA CI are each controlled by CEA Investment Partners, L.P. which is controlled by CEA Capital Corp. CEA Capital Corp.

is controlled by J. Patrick Michaels, Jr. Mr. Luby, Mr. Collis and Mr. Michaels each disclaim beneficial ownership of these shares, except to the extent of their respective pecuniary interests therein. Each entity has an address of c/o Seaport Capital, 199 Water Street, 20th Floor, New York, NY 10038.

(4)	Includes 16,625 options that are exercisable within 60 days of April 21, 2008.

(5)	Includes 113,993 options that are exercisable within 60 days of April 21, 2008.

(6)	Includes 11,812 options that are exercisable within 60 days of April 21, 2008. Also includes 62,589 shares that have been pledged.

(7)	Includes 11,812 options that are exercisable within 60 days of April 21, 2008.

(8)	Includes 17,500 options that are exercisable within 60 days of April 21, 2008.

(9)	Includes 7,000 options that are exercisable within 60 days of April 21, 2008.

(10)	Includes 64,806 options that are exercisable within 60 days of April 21, 2008.

(11)	The shares beneficially owned by “The CapStreet Group” include 4,814,563 shares (14.0%) owned of record by CapStreet II, L.P. (“CapStreet II”), 589,409 shares (1.7%) owned of record by CapStreet Parallel II, L.P. (“CapStreet Parallel”), 1,417,649 shares (4.1%) owned of record by CapStreet Co-Investment II-A, L.P. (“CapStreet Co-Investment” and collectively with CapStreet Parallel, the “CapStreet Entities”) and 414 shares (less than 1%) owned of record by The CapStreet Group, LLC. The CapStreet Group, LLC, is (i) the general partner of CapStreet GP, II, L.P. which is the general partner of CapStreet II, and (ii) the general partner of each of the CapStreet Entities. Mr. Kelly, as Chairman of The CapStreet Group, LLC, may be deemed to be the beneficial owner of these shares. Mr. Kelly disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. Each entity has an address of 600 Travis Street, Suite 6110, Houston, Texas 77002.

(12)	Includes 60,806 options that are exercisable within 60 days of April 21, 2008.

(13)	Includes 5,000 options that are exercisable within 60 days of April 21, 2008.

(14)	Includes 16,250 options that are exercisable within 60 days of April 21, 2008.

(15)	The amount shown and the following information is derived from a Schedule 13G filed by Columbia Wanger Asset Management, L.P. (“Columbia”), reporting beneficial ownership as of December 31, 2007. According to the Schedule 13G, Columbia has sole voting power over 2,105,000 shares and sole dispositive power over 2,495,000 shares. According to the Schedule 13G, certain of the shares that are reported on this Schedule 13G are held by Columbia Acorn Trust, a Massachusetts business trust, that is advised by Columbia.

(16) The address for this stockholder is 227 West Monroe Street, Suite 3000, Chicago, Illinois, 60606.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons holding more than ten percent of Switch & Data’s common stock to file reports of ownership, and changes in ownership, of Switch & Data’s common stock with the SEC. The directors, officers and ten percent stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports that they file. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due.

Based solely on our review of copies of the reports received by us and written representations from certain reporting persons, we believe that all directors, executive officers and persons holding more than ten percent of Switch & Data’s common stock were in compliance with their filing requirements during the fiscal year ended December 31, 2007.

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers as of April 21, 2008 are as follows:

Name	Positions and Offices Held	Age	Year First Became a Director(1)
Keith Olsen	Chief Executive Officer, President, Director	51	2004
William Luby	Chairman of the Board of Directors	48	1999
George Pollock, Jr.	Senior Vice President, Chief Financial Officer	40	—
Ernest Sampera	Senior Vice President of Marketing	47	—
William Roach	Senior Vice President of Sales	64	—
Charles Browning	Senior Vice President of Operations	61	—
Ali Marashi	Vice President of Engineering and Chief Information Officer	39	—
Clayton Mynard	Vice President, General Counsel and Secretary	44	—
Kathleen Earley	Director	56	2003
George Kelly	Director	58	1999
Arthur Matin	Director	51	2003
G. Michael Sievert	Director	38	2008
Michael Sileck	Director	47	2008
M. Alex White	Director	56	2006

(1)	This column provides the date when each of our directors was appointed to Switch & Data’s or the Predecessor’s board of directors.

Mr. Luby and Ms. Earley are Class I directors. At the annual meeting of stockholders in 2010, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. Messrs. Kelly, Matin, and Sileck are Class II directors. At the annual meeting of stockholders in 2008, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. Messrs. Olsen, Sievert, and White are Class III directors. At the annual meeting of stockholders in 2009, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Keith Olsen, Chief Executive Officer, President and Director. Mr. Olsen was appointed as our President and Chief Executive Officer and as a member of our Board of Directors in February 2004. Prior to joining us, Mr. Olsen served as Vice President of AT&T, where he was responsible for indirect sales and global sales channel management from May 1993 to February 2004. From 1986 to 1993, Mr. Olsen served as Vice President of Graphnet, Inc., a provider of integrated data messaging technology and services. Mr. Olsen holds a bachelor’s degree from the State University of New York, Geneseo.

William Luby, Chairman. Mr. Luby was appointed as the Chairman of our Board of Directors in February 1999. Since October 1996, Mr. Luby has served as the Managing Partner of Seaport Capital and its predecessor companies. Mr. Luby currently serves as a director of Elias Arts, Manadalay Baseball, Story Worldwide and several other privately held companies. Mr. Luby holds a bachelor’s degree from Trinity College and an MBA from The Fuqua School of Business at Duke University.

George Pollock, Jr., Senior Vice President and Chief Financial Officer. Mr. Pollock has served as our Chief Financial Officer since May 2001 and as a Senior Vice President since January 2003. From August 1999 to May 2001, Mr. Pollock served as our Vice President of Finance. Prior to joining us, Mr. Pollock served as Chief Financial Officer of the Merchant Banking Division of Communications Equity Associates (CEA), an international investment and merchant bank specializing in the media, communications and Internet industries, from January 1997 to August 1999. Mr. Pollock holds a bachelor’s degree and a master’s degree in accounting from the University of Florida. He is also a CPA.

Ernest Sampera, Senior Vice President of Marketing. Mr. Sampera has served as Senior Vice President of Marketing since August 2004. Prior to joining us, Mr. Sampera served as Vice President of Channel Marketing for AT&T Business Services, where he was responsible for centralizing AT&T’s Business Sales Channel Marketing business unit from 2000 to 2003. Prior to AT&T, Mr. Sampera held executive sales, marketing and management information systems positions with IBM, UNISYS and the American Medical Association. Mr. Sampera holds a bachelor’s degree in finance from the University of Akron.

William Roach, Senior Vice President of Sales. Mr. Roach has served as Senior Vice President of Sales since November 2003. Prior to joining us, Mr. Roach served as Interim Chief Executive Officer of SonicWall, Inc., a provider of integrated Internet security appliances, from May 2002 to October 2003. From July 1999 until November 2001, Mr. Roach served as Chief Operating Officer and Chief Executive Officer of PCTEL, Inc., a provider of wireless connectivity products and test tools to cellular carriers, wireless Internet providers, personal computer original equipment manufacturers and wireless equipment manufacturers. Prior to his service at PCTEL, Inc., Mr. Roach held a variety of executive level business and sales positions at Maxtor Corporation, Wyle Corporation, Quantum Corporation and Intel Corporation. During his 13 year tenure at Intel, Mr. Roach held a variety of positions in general management, sales and marketing. Mr. Roach holds a bachelor’s degree from Purdue University.

Charles Browning, Senior Vice President of Operations. Mr. Browning has served as Senior Vice President of Operations since March 2008 and Vice President of Operations since December 2000. Prior to being our Vice President of Operations, Mr. Browning served as our Director of Operations from March of 2000 to November of 2000. Before joining us, Mr. Browning served as Director, Americas Telecom Solutions for TCSI Corporation from 1999 to 2000, as Vice President, North American Operations—Communications Market Sector Group from 1997 to 1998 and Principal, Communications Market Sector from 1995 to 1997 for Unisys Corporation, and Managing Director, Manhattan Operations for NYNEX Corporation from 1991 to 1995. Mr. Browning holds a bachelor’s degree from the State University of New York.

Ali Marashi, Vice President of Engineering and Chief Information Officer. Mr. Marashi has served as Vice President of Engineering and Chief Information Officer since August 2005. Prior to joining us, Mr. Marashi served as Chief Technology Officer of Internap Network Services, where he was responsible for technology direction and development, network operations and carrier relations from March 2000 to June 2005. From July 1997 to March 2000, Mr. Marashi served as Network Engineer for Networks and Distributed Computing at the University of Washington. Mr. Marashi holds a bachelor’s degree from the University of Washington.

Clayton Mynard, Vice President, General Counsel and Secretary. Mr. Mynard has served as our Vice President, General Counsel and Secretary since June 2003. Prior to joining us, Mr. Mynard was Of Counsel to the private law firm of Allen Dell, P.A. from February 2003 to June 2003, and in private practice from May 2002 to May 2003. From October 2000 to April 2002, Mr. Mynard served as Vice President, Business Affairs and General Counsel to Communications Equity Associates (CEA), an international investment and merchant bank specializing in the media, communications and Internet industries. Mr. Mynard holds a J.D. from the University of Florida and a Bachelors degree from Florida State University.

Kathleen Earley, Director. Ms. Earley has been a member of our Board of Directors since September 2003. Since November 2004, Ms. Earley has served as President and Chief Operating Officer of TriZetto, a healthcare technology provider. From 1994 to 2001, Ms. Earley served as Senior Vice President of Enterprise Networking and Chief Marketing Officer of AT&T. She currently serves as a director of Vignette Corporation and Digital Realty Trust. Ms. Earley holds a bachelor’s degree and an MBA from the University of California, Berkeley.

George Kelly, Director. Mr. Kelly has served as a member of our Board of Directors since February 1999. Since June 1990, Mr. Kelly has served as Chairman of The CapStreet Group. Mr. Kelly currently serves as a director of Jackson Products, Inc., LLC, Warren Alloy, Inc. and Worldwise, Inc.

Mr. Kelly holds a bachelor’s degree from Union College and an MBA from the Amos Tuck School of Business at Dartmouth College.

Arthur Matin, Director. Mr. Matin has been a member of our Board of Directors since November 2003. Since January 2007, Mr. Matin has served as President and Chief Executive Officer of TouchTunes Music Corporation, a supplier of digital-downloading jukeboxes and music services to North America’s coin-machine operators and distributors. From March 2006 to September 2006, Mr. Matin served as President and Chief Executive Officer of Softricity, Inc., a provider of application virtualization and on-demand delivery services. From March 2004 to July 2005, Mr. Matin served as the Executive Vice President of Worldwide Sales for Veritas Software Corporation, a provider of storage and security software. From November 2001 to February 2004, Mr. Matin served as President of McAfee Security for Network Associates, Inc., a supplier of network security and management software. From January 2000 to November 2001, Mr. Matin served as Senior Vice President of Sales and Marketing of CrossWorlds Software, Inc., a provider of enterprise application integration software. Prior to joining CrossWorlds Software, Inc., Mr. Matin managed U.S. and international sales operations at IBM for 19 years, most recently as Vice President of the Industrial Sector for the Americas.

G. Michael Sievert, Director. Mr. Sievert has been a member of our Board of Directors since February 2008. From February 2005 to February 2008, Mr. Sievert served as Microsoft Corporate Vice President, Windows Marketing. Prior to Microsoft, from February 2002 to February 2005, Mr. Sievert was Executive Vice President and Chief Marketing Officer at AT&T Wireless. From 1998 to 2001, Mr. Sievert held a series of positions at E*Trade Financial, including Vice President of Marketing, and Executive Vice President and Chief Global Marketing and Sales Officer. Mr. Sievert holds a bachelor’s degree in economics from the Wharton School at the University of Pennsylvania.

Michael Sileck, Director. Mr. Sileck has been a member of our Board of Directors since January 2008. Since February 2007, Mr. Sileck has served as Chief Operating Officer, and from June 2005 to February 2007, as the Chief Financial Officer, of World Wrestling Entertainment, Inc. (“WWE”), a publicly traded entertainment company. In addition, Mr. Sileck has served as a director of WWE since 2005. Prior to joining WWE, Mr. Sileck was Senior Vice President, Chief Financial Officer of Monster Worldwide, Inc., a publicly traded parent company of a leading global online careers property. At Monster, Mr. Sileck served from March 2002 until March 2005. Prior thereto, Mr. Sileck was CFO and Senior Vice President of USA Networks, Inc., a then publicly traded media and commerce company, from September 1999 through February 2002. Mr. Sileck holds a bachelor’s degree from Wayne State University and an MBA from Oklahoma City University. He is also a CPA.

M. Alex White, Director. Mr. White has been a member of our Board of Directors since October 2006. Since February 2005, Mr. White has independently consulted with various companies regarding finance and accounting matters. From 1977 through January 2005, Mr. White was a practicing certified public accountant and, beginning in 1987, an audit partner with Deloitte & Touche LLP. Mr. White’s practice focused on public companies. Mr White currently serves as a director of Think Partnership, Inc. and is Chairman of its Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Primary Objective of Compensation

Our executive compensation program is designed to attract, retain and motivate our executive officers in a manner that is tied to the achievement of our overall operating and financial goals. One of our primary goals is to increase our overall equity value. With this goal in mind, our compensation program provides our management with the incentive to increase our revenues and EBITDA. (EBITDA is a non-GAAP measure, defined by the Company as operating income before depreciation, amortization, stock-based compensation, lease litigation costs, deferred rent, and certain other costs). In addition, we intend for our compensation program to: (i) compensate our executives on a level that is competitive with companies comparable to us; (ii) align the economic interests of our executive officers as closely as possible with our stockholders and (iii) maintain a level of internal consistency and equity by paying higher amounts of compensation to our more senior executive officers.

Specifically, our executive compensation program in 2007 consisted of three elements: base salary, annual cash performance bonuses (which are disclosed in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column) and stock option awards. While we did not grant any stock option awards in 2006 due to the pendency of our public offering, stock option awards have historically been an element of our compensation program, and we expect they will continue to be an element of our compensation program as a public company. In addition to these primary elements, we have provided, and will continue to provide, our executive officers with certain benefits, such as healthcare plans, that are available to all employees.

We currently believe that it is in the best interests of our stockholders and our executive officers that our compensation program, and each of its elements, remain fairly simple and straightforward. This relative simplicity should reduce the time and cost involved in setting our compensation policies and calculating the payments under such policies, along with increasing the transparency of, and thus furthering our investors’ understanding of, such policies.

While our Compensation Committee reviews the total compensation paid to each of our executive officers, we view each element of our compensation program to be distinct. In other words, a significant amount of compensation paid to an executive in the form of one element will not necessarily cause us to reduce another element of the executive’s compensation. We determine the appropriate levels of our total compensation, and each compensation element, based on several factors, such as an informal benchmarking of our compensation levels to those paid by comparable companies, our overall performance, each individual executive officer’s performance, the desire to maintain internal equity and consistency among our executive officers and other considerations that we deem to be relevant. We have not currently adopted any formal or informal policy for allocating compensation between long-term and short-term, between cash and non-cash or among the different forms of non-cash compensation.

Currently, our Compensation Committee is responsible for reviewing the overall goals and objectives of Switch & Data’s executive compensation programs, as well as our compensation elements and plans, and making any changes to such goals, objectives and plans. In addition, our Compensation Committee is responsible for evaluating the performance of each of our executive officers, approving the compensation level of each of our executive officers, establishing criteria for granting stock options to our executive officers and other employees and approving such stock option grants. Our Compensation Committee is expected to perform each of these tasks annually, and may, in its discretion, solicit the input of any of our executive officers, any of our other employees or any other independent consultant or advisor.

Compensation Components

Base Salary. The base salaries paid to our executive officers are established based on the scope of their responsibilities, taking into account the compensation paid by other companies with which we believe we compete for executives. Some of these base salaries are mandated by employment agreements with our executive officers (for a description of these agreements, please see the section below titled “Employment Agreements”).

We believe that our base salaries are an important element of our executive compensation program because they provide our executive officers with a steady income stream that is not contingent upon our overall performance. We annually review our base salaries, and may adjust them from time to time based on market trends, along with the applicable executive officer’s responsibilities, performance and experience.

Annual Bonus. We utilize annual non-equity incentive cash bonuses to reward each of our named executive officers when we achieve certain company-level financial objectives and the applicable executive officer achieves certain individual performance objectives (each set of objectives is measured on an annual basis). Our company-level financial objectives involve our achievement of certain revenue and EBITDA target goals. Upon our achievement of these targets: (i) our bonus pool is funded, with the level of funding of the bonus pool dependent on our levels of revenue and EBITDA above those targets and (ii) from this bonus pool, we pay each of our executive officers a bonus equal to a percentage of each of their respective annual salaries, with the percentages particular to each individual executive officer’s performance and also dependent on our levels of revenue and EBITDA.

Our Non-Equity Incentive Plan is funded by the achievement of certain revenue and EBITDA goals. Revenue and EBITDA are each weighted 50% in terms of determining the amount of our bonus pool. If we reach 100% of both our revenue and EBITDA targets, then the bonus pool is funded at 100% of its budgeted amount. If our achievement, however, is above or below either of the revenue or EBITDA targets then the calculation of the bonus pool is based on a performance grid. For achievement above the targets, the bonus pool can be funded up to 200% of its budgeted amount. If our actual revenue is below 95% of the revenue target or if our actual EBITDA is below 90% of the EBITDA target, then the bonus pool will not be funded. For calendar year 2007, revenue and EBITDA targets were exceeded, and the pool was funded at 161% of target. The performance grid is as follows:

PAYOUT MATRIX

EBITDA		REVENUE
Percentage of Target	Percentage of Funding	Percentage of Target	Percentage of Funding
89.00%	0.00%	94.00%	0.00%
90.00%	12.50%	95.00%	12.50%
91.00%	15.00%	95.50%	15.00%
92.00%	17.50%	96.00%	17.50%
93.00%	20.00%	96.50%	20.00%
94.00%	22.50%	97.00%	22.50%
95.00%	26.75%	97.50%	26.75%
96.00%	31.00%	98.00%	31.00%
97.00%	35.25%	98.50%	35.25%
98.00%	39.50%	99.00%	39.50%
99.00%	43.75%	99.50%	43.75%
100.00%	50.00%	100.00%	50.00%
101.00%	55.00%	100.50%	55.00%
102.00%	60.00%	101.00%	60.00%
103.00%	65.00%	101.50%	65.00%
104.00%	70.00%	102.00%	70.00%
105.00%	75.00%	102.50%	75.00%
106.00%	80.00%	103.00%	80.00%
107.00%	85.00%	103.50%	85.00%
108.00%	90.00%	104.00%	90.00%
109.00%	95.00%	104.50%	95.00%
110.00%	100.00%	105.00%	100.00%

Our annual cash bonuses, as opposed to our equity grants, are designed to more immediately reward our executive officers for their performance during the most recent year. We believe that the immediacy of these cash bonuses, in contrast to our equity grants which vest over a period of time, provides a significant incentive to our executives towards achieving their respective individual objectives, and thus our company-level objectives. Thus, we believe our cash bonuses are an important motivating factor for our executive officers, in addition to being a significant factor in attracting and retaining our executive officers.

Long-Term Incentive Program. While we did not award any equity grants in 2006 due to the pendency of our public offering, we granted stock options in 2007 to our executives, which will vest ratably over four years based on continued employment.

We believe that equity grants provide our executive officers with a strong link to our long-term performance, create an ownership culture and closely align the interests of our executive officers and our stockholders. In addition, the vesting feature of our equity grants is designed to aid officer retention because this feature provides an incentive to our executive officers to remain in our employ during the vesting period. In determining the size of equity grants to our executive officers, our Compensation Committee considers our company-level performance, the applicable executive officer’s performance, comparative share ownership of our competitors, the amount of equity previously awarded to the applicable executive officer, the vesting of such awards and the recommendations of management and any other consultants or advisors that our Compensation Committee may choose to consult.

We currently do not have any formal plan requiring us to grant, or not to grant, equity compensation on specified dates. Because prior to February 2007, we were a private company, we have not previously awarded equity grants in connection with the release, or the withholding, of material non-public information. We intend to ensure that we do not award equity grants in connection with the release, or the withholding, of material non-public information, and that the grant value of all equity awards is equal to the fair market value on the date of grant.

We do not currently have any equity ownership guidelines for our executive officers.

2007 Stock Incentive Plan. We have adopted a 2007 Stock Incentive Plan. Eligible participants in the 2007 Stock Incentive Plan include our employees, consultants and non-employee directors. The 2007 Stock Incentive Plan provides for the granting of both incentive and nonqualified stock options, as well as restricted stock, stock appreciation rights and other stock-based awards. The 2007 Stock Incentive Plan has a total of 5,132,542 shares reserved for grant, of which 1,341,521 options were granted during 2007. Of such options, 1,241,521 were granted to our employees and have a weighted average exercise price of $17.15, with a ten year contractual term, vesting 25% each year over the next four years. The remaining 100,000 options were granted to non-employee directors, where 25,000 of such options have an exercise price of $17.00, with a ten year contractual term, vesting immediately, and 75,000 of such options have an exercise price of $17.00, with a ten year contractual term, vesting 25% each year over the next four years. Future awards issued under the 2007 Stock Incentive Plan will likewise be subject to a time-based or performance-based vesting schedule determined at the time of grant. Generally, the exercise price of options granted under the 2007 Stock Incentive Plan will be required to be at least equal to the fair market value of shares of our common stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the voting power of all classes of our stock, the exercise price of any incentive stock option granted will be required to equal at least 110% of the fair market value on the grant date and the maximum term of the option will be required to not exceed five years. The term of all other options under the 2007 Stock Incentive Plan will be required to not exceed ten years.

At the consummation of our corporate reorganization, the outstanding options to purchase our Predecessor’s common stock, which were granted under the Predecessor’s 2001 Stock Incentive Plan, were cancelled and are no longer outstanding. Outstanding options granted under the Predecessor’s 2003 Stock Incentive Plan to purchase our Predecessor’s Series D-2 preferred stock were replaced by 1,345,668 new options under Switch & Data’s 2007 Stock Incentive Plan to purchase Switch & Data’s common stock on the same terms and conditions as were applicable under the Predecessor’s stock option. The strike price and number of options were modified only to maintain the fair value of the options before and after the modification.

Severance and Change of Control Arrangements. As discussed in more detail in the “Employment Agreements” section below, our executive officers are entitled to certain benefits upon the termination of their respective employment agreements. The severance agreements are intended to mitigate some of the risk that our executive officers may bear in working for a new public company such as ours.

Other Compensation. Our executive officers currently are entitled to participate in our health, life and disability insurance plans and our 401(k) plan to the same extent that our employees are entitled to participate.

2007 Summary Compensation Table

The following table summarizes, for the fiscal years ended December 31, 2006 and 2007, the compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer and our three other named executive officers serving in such capacity as of December 31, 2006 and 2007.

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (1)	Total ($)
Keith Olsen	2006	350,000	—		60,376	112,000	7,914	530,290
Director, CEO & President	2007	400,000	—		389,452	340,000	9,373	1,138,825

George Pollock, Jr.	2006	219,615	—		3,672	77,000	7,675	307,962
Senior Vice President & CFO	2007	230,000	—		197,103	159,000	7,750	593,853

Ernest Sampera	2006	189,616	—		—	67,000	7,791	264,407
Senior Vice President of Marketing	2007	205,000	—		176,356	141,500	7,750	530,606

Charles Browning	2006	202,615	—		1,102	62,000	8,780	274,497
Vice President of Operations	2007	210,000	—		140,047	145,000	7,033	502,080

Ali Marashi	2006	200,000	—		—	52,000	162	252,162
Vice President of Engineering and Chief Information Officer	2007	207,000	60,000	(2)	207,477	143,000	4,060	621,537

(1)	Amounts included in All Other Compensation are primarily 401(K) company matching contributions.

(2)	Mr. Marashi received a one time bonus of $60,000 in lieu of 10,000 stock options of our predecessor, as agreed to in his offer letter, but never granted.

GRANTS OF PLAN BASED AWARDS TABLE

The following table provides information about cash and equity incentive compensation awarded to our named executive officers in fiscal 2007, including: (1) the grant date of equity awards; (2) the range of possible cash payouts under our non-equity incentive plan for fiscal 2007 performance; (3) the number and exercise price of option awards; and (4) the grant date fair value of the option awards computed under Financial Accounting Standards Board Statement No. 123R, Share-Based Payment, (“FAS 123R”).

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price Of Option Awards ($/Sh)	Grant Date Value of Stock and Option Awards(3) ($)
		Threshold ($)	Target ($)	Maximum ($)

Keith Olsen	2/7/2007	—	250,000	500,000	131,396	17.00	1,823,776
Director, CEO & President

George Pollock, Jr.	2/7/2007	—	115,000	230,000	66,500	17.00	923,020
Senior Vice President & CFO

Ernest Sampera	2/7/2007	—	102,500	205,000	59,500	17.00	825,860
Senior Vice President of Marketing

Charles Browning	2/7/2007	—	105,000	210,000	47,250	17.00	655,830
Vice President of Operations

Ali Marashi	2/7/2007	—	103,500	207,000	70,000	17.00	971,600
Vice President of Engineering and Chief Information Officer

(1)	The “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column shows the range of possible cash payouts under our non-equity incentive plan in respect of fiscal 2007 performance. For additional information related to the annual cash incentive awards including performance targets and funding, see the “Compensation Discussion and Analysis” section of this proxy statement.

(2)	These options vest 25% each year over the next four years.

(3)	The “Grant Date Value of Stock and Option Awards” column shows the full grant date fair value of the option awards granted to the named executive officers in fiscal 2007. The grant date fair value of the awards is determined under FAS 123R and represents the amount we would expense in our financial statements over the vesting schedule for the awards. In accordance with SEC rules, the amounts in this column reflect the actual FAS 123R accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions. The assumptions used for determining values are set forth in Note 11 to our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by the named executive officers.

Option Exercises and Year-End Option Values

The following table sets forth information for each of the named executive officers regarding the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT

FISCAL YEAR END TABLE

The following table provides information regarding outstanding unexercised stock options held by each of our named executive officers as of December 31, 2007. Each stock option grant is shown separately for each named executive officer.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Keith Olsen	604,058	(1)	—		3.87	3/31/2014
Director, CEO & President			131,396	(3)	17.00	2/07/2017

George Pollock, Jr.			66,500	(3)	17.00	2/07/2017
Senior Vice President & CFO

Ernest Sampera	81,235	(2)	26,825	(4)	3.87	7/21/2014
Senior Vice President of Marketing			59,500	(3)	17.00	2/07/2017

Charles Browning			47,250	(3)	17.00	2/07/2017
Vice President of Operations

Ali Marashi			70,000	(3)	17.00	2/07/2017
Vice President of Engineering and Chief Information Officer

(1)	Pursuant to the Predecessor’s 2003 Stock Incentive Plan, we granted stock options to Mr. Olsen to purchase 126,389 shares of Series D-2 Preferred Stock. As part of our corporate reorganization, outstanding options to purchase the Predecessor’s Series D-2 Preferred Stock were replaced by new options under our 2007 Stock Incentive Plan to purchase our common stock.

(2)	Pursuant to the Predecessor’s 2003 Stock Incentive Plan we granted stock options to Mr. Sampera to purchase 20,000 shares of Series D-2 Preferred Stock. As part of our corporate reorganization, outstanding options to purchase the Predecessor’s Series D-2 Preferred Stock were replaced by new options under our 2007 Stock Incentive Plan to purchase our common stock.

(3)	These options vest 25% each year over the next four years.

(4)	These options vest in quarterly installments of 8,941 options, the last of which will be on July 21, 2008.

OPTION EXERCISES TABLE

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Keith Olsen	300,000	3,944,000
Director, CEO & President

George Pollock, Jr.	—	—
Senior Vice President & CFO

Ernest Sampera	35,000	494,725
Senior Vice President of Marketing

Charles Browning	—	—
Vice President of Operations

Ali Marashi	—	—
Vice President of Engineering and Chief Information Officer

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our named executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)		Option Awards ($)		Total ($)
Kathleen Earley	40,000		131,699	(6)(7)	171,699
George Kelly	35,833		57,600	(6)	93,433
William Luby	44,792	(2)	57,600	(6)	102,392
Arthur Matin	50,000	(3)	131,699	(6)(7)	181,699
Keith Olsen	—		—		—
G. Michael Sievert	—	(4)	—		—
Michael Sileck	—	(4)	—		—
M. Alex White	55,000	(5)	131,699	(6)(7)	186,699

(1)	We paid our directors, other than Messrs. Kelly, Luby and Olsen, an annual fee of $40,000 pro-rated over the period from January 1, 2007 until the close of our initial public offering. We paid all directors an annual fee of $40,000 pro-rated over the period from the close of our initial public offering until December 31, 2007.

(2)	Mr. Luby received an additional annual fee of $10,000, as the chairperson of our Corporate Governance and Nominating Committee, pro-rated over the period from the close of our initial public offering until December 31, 2007.

(3)	Mr. Matin received an additional annual fee of $10,000 as the chairperson of our Compensation Committee.

(4)	Messrs. Sievert and Sileck were not appointed to our Board of Directors until 2008. Therefore they were paid no fees during 2007.

(5)	Mr. White received an additional annual fee of $15,000 as the chairperson of our Audit Committee.

(6)	On February 7, 2007, we granted options to purchase 5,000 shares of our common stock to each of our non-employee directors, and these options had an exercise price of $17.00 (reflecting our initial public offering price) and immediately vested.

(7)	On February 7, 2007, Ms. Earley, Mr. White and Mr. Matin each received an additional grant of 25,000 options, with an exercise price of $17.00 and vesting over a four year period.

Director Compensation

From January 1, 2007 until the closing of our initial public offering we paid a pro-rated annual fee of $40,000 to the following directors: Kathleen Earley, Arthur Matin, and M. Alex White. Since the closing of our initial public offering we paid a pro-rated annual fee of $40,000 to all of our non-employee directors. Additionally, the chairman of Switch & Data’s Audit Committee receives an additional annual fee of $15,000, and the chairpersons of Switch & Data’s Compensation Committee and Corporate Governance and Nominating Committee each receive an additional annual fee of $10,000. We also reimburse Switch & Data’s non-employee directors for reasonable expenses they incur in attending board or committee meetings. We have in the past granted directors options to purchase shares of the Predecessor’s Series D-2 Preferred Stock. On February 7, 2007, we granted options to purchase 5,000 shares of our common stock to each of our non-employee directors, and these options had an exercise price of $17.00 and immediately vested. Additionally, on February 7, 2007, Ms. Earley, Mr. White and Mr. Matin each received an additional grant of 25,000 options, with an exercise price of $17.00 and vesting over a four year period.

Employment Agreements

On February 16, 2004, we entered into an employment agreement with Keith Olsen whereby Mr. Olsen agreed to serve as our President and Chief Executive Officer. The employment agreement had an initial term ending on December 31, 2006 and automatically extends for additional one-year terms unless either party provides written notice of termination at least 60 days prior to the expiration of the initial term of the agreement or any extension thereof. The employment agreement provides for an initial base salary of $350,000 per year subject to periodic review and may be increased, but not decreased, in our discretion. The employment agreement also provides that Mr. Olsen shall be eligible for an annual bonus targeted at $200,000, subject to our achievement of certain performance goals, and that he shall be entitled to receive or participate in our employee benefits plans, policies and arrangements, including fringe benefits, on a basis that is no less favorable than those provided to other senior executives. The employment agreement may be terminated by us with or without cause and by Mr. Olsen with or without good reason. Pursuant to the terms of the employment agreement, a change of control constitutes good reason. If the employment agreement is terminated for good reason by Mr. Olsen or without cause by us, Mr. Olsen will be entitled to receive: (i) his base salary for a period of twelve months after such termination, (ii) the amount of his prior year’s bonus, if any, in twelve equal monthly installments and (iii) as permitted by the applicable benefit plan or policy, a continuation of benefits that were in effect as of the termination of the agreement. The employment agreement further provides that if the employment agreement is terminated for good reason by Mr. Olsen or without cause by us, and if Mr. Olsen is not employed as a corporate officer with comparable compensation as of the first anniversary date of Mr. Olsen’s termination, Mr. Olsen shall be entitled to a special monthly compensation equal to one-twelfth of his base salary, beginning the thirteenth month following termination until the earlier of (i) Mr. Olsen finding comparable employment and (ii) the end of the 24 th month following termination of employment. The employment agreement provides that, during his term of employment with us, and for a period of twelve months following any termination of employment with us, Mr. Olsen may not participate, directly or indirectly, in any capacity whatsoever, in any business in those states in which we are presently doing business or intend to do business within twelve months that is directly competitive with that conducted by us or our affiliates, except that Mr. Olsen shall not be prohibited from owning 5% or less of the equity securities of any publicly held competitive operation so long as he does not serve as an employee, officer, director or consultant to such business. In addition, Mr. Olsen may not solicit our employees or customers for a period of twelve months following the expiration or termination of his employment with us. Assuming Mr. Olsen’s employment was terminated without cause by us on December 31, 2007 and Mr. Olsen is employed as a corporate officer with comparable compensation as of the first anniversary date of Mr. Olsen’s termination, we would pay to Mr. Olsen (i) $400,000 over the twelve month period following the termination date, (ii) $112,000 (the amount of his 2006 annual bonus) in twelve equal monthly installments, and (iii) continue his health benefits over the twelve month period following the termination date, at a cost of approximately $11,000. Assuming Mr. Olsen continued to not be employed as a corporate officer with comparable compensation, we would pay Mr. Olsen an additional $400,000 over the twelve month period following the first anniversary date of his termination.

For 2007, Mr. Olsen’s base salary and annual target bonus were increased to $400,000 and $250,000, respectively, as part of normal compensation reviews.

Pursuant to the employment agreement and two incentive stock option agreements each dated February 16, 2004, we granted stock options to Mr. Olsen to purchase 126,389 shares of Series D-2 Preferred Stock, at an exercise price of $27.69 per share, pursuant to the 2003 Stock Incentive Plan. As part of our corporate reorganization, outstanding options under the Predecessor’s 2003 Stock Incentive Plan to purchase the Predecessor’s Series D-2 Preferred Stock were replaced by new options under our 2007 Stock Incentive Plan to purchase our common stock. At December 31, 2007, Mr. Olsen possessed 604,058 vested stock options with an exercise price of $3.87 per share, and 131,396 unvested stock options with an exercise price of $17.00 per share.

These options may be exercised only while Mr. Olsen is an employee and will terminate and cease to be exercisable upon Mr. Olsen’s employment terminating, with exceptions in the event of disability, death or termination not for cause. The options will also terminate if they are not exercised within 10 years from the grant of the options.

On June 14, 2004, we entered into an employment agreement with George Pollock, Jr. whereby Mr. Pollock agreed to serve as our Senior Vice President, Chief Financial Officer and Secretary. The employment agreement has an initial term ending on June 13, 2007 and automatically extends for additional one-year terms unless either party provides written notice of termination at least 45 days prior to the expiration of the initial term of the agreement or any extension thereof. The employment agreement provides for a base salary of $210,000 per year. The employment agreement also provides that Mr. Pollock shall be eligible for an annual bonus targeted at 50% of his base salary, subject to our achievement of certain performance goals. Mr. Pollock is also entitled to participate in our health benefit plan and 401(k) plan. The employment agreement may be terminated by us with or without cause and by Mr. Pollock for good reason at any time. Pursuant to the terms of the employment agreement, a change of control constitutes good reason. If the agreement is terminated for good reason by Mr. Pollock or without cause by us, Mr. Pollock will be entitled to receive his base salary over the twelve month period following the termination date plus the pro rated bonus amount for that calendar year plus medical insurance premiums for a period of twelve months after such termination. Assuming Mr. Pollock’s employment was terminated without cause by us on December 31, 2007, we would pay to Mr. Pollock (i) $230,000 over the twelve month period following the termination date, (ii) his 2007 annual bonus as determined pursuant to the section above titled “Compensation Discussion & Analysis—Compensation Components—Annual Bonus”, and (iii) continue his health benefits over the twelve month period following the termination date, at a cost of approximately $11,000.

For 2007, Mr. Pollock’s base salary and annual target bonus were increased to $230,000 and $115,000, respectively, as part of normal compensation reviews.

As of December 31, 2007, Mr. Pollock possessed 66,500 unvested stock options with an exercise price of $17.00 per share. These options may be exercised only while Mr. Pollock is an employee and will terminate and cease to be exercisable upon Mr. Pollock’s employment terminating, with exceptions in the event of disability, death or termination not for cause. The options will also terminate if they are not exercised within 10 years from the grant of the options.

On July 21, 2004, we entered into an employment agreement with Ernest Sampera whereby Mr. Sampera agreed to serve as our Senior Vice President of Marketing. The employment agreement had an initial term ending on July 19, 2006 and automatically extends for additional one-year terms unless either party provides written notice of termination at least 30 days prior to the expiration of the initial term of the agreement or any extension thereof. The employment agreement provides for a base salary of $180,000 per year. The employment agreement also provides that Mr. Sampera shall be eligible for an annual bonus targeted at 50% of his current base salary, subject to our achievement of certain performance goals. Mr. Sampera is also entitled to participate in our employee benefit plans. The employment agreement may be terminated by us with or without cause and by Mr. Sampera for good reason at any time. If the employment agreement is terminated for good reason by Mr. Sampera or without cause by us, Mr. Sampera will be entitled to receive his base salary for a period of twelve months after such termination plus the amount of the prior year’s bonus, if any, and, as permitted by the applicable benefit plan or policy, a continuation of benefits that were in effect as of the termination of the employment agreement. If Mr. Sampera is terminated without cause or for good reason upon a change of control, he shall be entitled to receive payment of his base salary over the twelve month period following the termination date plus his prior year’s bonus (if any) in twelve equal monthly installments, as well a continuation of benefits for twelve months. Assuming Mr. Sampera’s employment was terminated without cause by us on December 31, 2007, we would pay to Mr. Sampera (i) $205,000 over the twelve month period following the termination date, (ii) the amount of his 2006 annual bonus of $67,000 in twelve equal monthly installments, and (iii) continue his health benefits over the twelve month period following the termination date, at a cost of approximately $11,000.

For 2007, Mr. Sampera’s base salary and annual target bonus were increased to $205,000 and $102,500, respectively, as part of normal compensation reviews.

Pursuant to the employment agreement and an incentive stock option agreement dated July 21, 2004, we granted stock options to Mr. Sampera on July 21, 2004 to purchase 20,000 shares of Series D-2 Preferred Stock, at an exercise price of $27.69 per share, pursuant to the 2003 Stock Incentive Plan. As part of our corporate reorganization, outstanding options under the Predecessor’s 2003 Stock Incentive Plan to purchase the Predecessor’s Series D-2 Preferred Stock were replaced by new options under our 2007 Stock Incentive Plan to purchase our common stock. At December 31, 2007, Mr. Sampera possessed 81,235 vested stock options with an exercise price of $3.87 per share, while an additional 26,825 options remained unvested. The unvested options will vest in quarterly installments of 8,941 options, the last of which will be on July 21, 2008. In addition, at December 31, 2007, Mr. Sampera possessed 59,500 unvested stock options with an exercise price of $17.00 per share.

The options may be exercised only while Mr. Sampera is an employee and will terminate and cease to be exercisable upon Mr. Sampera’s employment terminating, with exceptions in the event of disability, death or termination not for cause. The options will also terminate if they are not exercised within 10 years from the grant of the options. To date, Mr. Sampera has not exercised any of his vested stock options that he received.

Mr. Sampera’s employment agreement provides that during his term of employment with us and for a period of twelve months following any termination of employment with us, he may not participate anywhere in the United States, directly or indirectly, in any capacity whatsoever, in any business that is competitive with that conducted by us, except that he shall not be prohibited from owning 1% or less of the equity securities of any publicly held competitive operation so long as he does not serve as an employee, officer, director or consultant to such business. In addition, Mr. Sampera may not solicit our employees or customers for a period of twelve months following the expiration or termination of his employment with us.

On August 8, 2005, we extended, and Ali Marashi accepted, an offer of employment whereby Mr. Marashi agreed to serve as Switch & Data’s Vice President, Engineering and Chief Information Officer. Pursuant to the terms of the offer, Mr. Marashi is entitled to a base salary of $200,000 per year, payable bi-weekly, and is eligible for an annual bonus targeted at 50% of his annual base salary. Mr. Marashi is also entitled to participate in our health benefit plan and 401(k) plan. The employment offer letter is silent as to the term of the arrangement, the circumstances under which employment may be terminated and the consequences of such a termination. As a result, Switch & Data has no contractual obligation to provide any severance payments upon termination.

For 2007, Mr. Marashi’s base salary and annual target bonus were increased to $207,000 and $103,500, respectively, as part of normal compensation reviews.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Switch & Data Facilities Company, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into Switch & Data Facilities Company, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007.

Submitted by the Compensation Committee

Arthur Matin (Chairman)

G. Michael Sievert

George Kelly

The information contained in the above Compensation Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such filings.

STOCKHOLDER PROPOSALS

Stockholders interested in presenting a proposal for consideration at Switch & Data’s 2009 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and Switch & Data’s by-laws, as amended. To be eligible for inclusion, stockholder proposals must be received by Switch & Data’s Secretary no earlier than November 10, 2008 and no later than January 7, 2009. The Board will review any proposal from eligible stockholders that it receives by that date and will determine whether any such proposal will be included in Switch & Data’s proxy materials for 2009.

In addition, the proxy solicited by the Board for the 2009 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we are provided with written notice of such proposal by March 23, 2009.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the judgment of the proxy holder.

The material referred to in this proxy statement under the captions “Proposal on Which You May Vote—Information About the Board of Directors and Committees—Audit Committee,” “Compensation Committee Report,” and “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Only one copy of the proxy statement, Annual Report and Notice is being delivered to stockholders who share an address, unless we have received contrary instructions by one or more of the stockholders. We will promptly deliver a separate copy of the proxy statement, Annual Report and Notice to any stockholder at a shared address to which a single copy of those documents has been delivered upon the written or oral request from that stockholder. Written requests should be mailed to Clayton Mynard, Secretary, Switch & Data Facilities

Company, Inc., 1715 North Westshore Boulevard, Suite 650, Tampa, Florida 33607. Oral requests may be made by calling Switch & Data Investor Relations toll free at 866-797-2633. Any stockholder sharing a single copy of the proxy statement, Annual Report and Notice who wishes to receive a separate mailing of Switch & Data’s proxy statement, Annual Report and Notice in the future and stockholders sharing an address and receiving multiple copies of Switch & Data’s proxy statement, Annual Report and Notice who wish to share a single copy of those documents in the future should also notify us in writing at the foregoing address or by calling the foregoing telephone number.

SWITCH & DATA FACILITIES COMPANY, INC. 1715 NORTH WESTSHORE BOULEVARD SUITE 650 TAMPA, FL 33607	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Switch & Data Facilities Company, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Switch & Data Facilities Company, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Switch & Data Facilities Company, Inc.
	THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2. Vote on Directors	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below you wish to withhold.
1. ELECTION OF DIRECTORS
	Nominees:	☐	☐	☐
01) George Kelly
02) Arthur Matin
03) Michael Sileck

	Vote on Proposals				For	Against	Abstain
2. Ratify the appointment of PricewaterhouseCoopers LLP as Switch & Data Facilities Company, Inc.’s independent registered public accountants for the fiscal year ending December 31, 2008.					☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

MATERIALS ELECTION As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.

☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

Switch & Data Facilities Company, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 18, 2008

The undersigned hereby appoints CLAYTON MYNARD and GEORGE POLLOCK, JR., or either of them, each with full power of substitution and revocation, as the proxy or proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Switch & Data Facilities Company, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Switch & Data Facilities Company, Inc., to be held at the Tampa Marriott Westshore, 1001 North Westshore Boulevard, Tampa, Florida 33607, on June 18, 2008, at 11:30 a.m. Eastern Time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for the meeting and, in their discretion, upon all other matters that may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

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